CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 13 to Registration Statement No. 811-5128 of The Swiss Helvetia Fund, Inc. (the “Fund”) on Form N-2 of our report dated February 21, 2007, appearing in the Annual Report of the Fund for the year ended December 31, 2006 and to reference to us under the heading “Financial Highlights” appearing in the prospectus, which is part of such Registration Statement, and to the reference to us under the headings “Management of the Fund”, “Counsel and Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information, also part of such Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
May 14, 2007